Exhibit 99.1

BIO-PATH HOLDINGS REPORTS SECOND QUARTER 2017 FINANCIAL RESULTS

Conference Call to be Held Today at 8:30 A.M. ET

HOUSTON — August 10, 2017 – Bio-Path Holdings, Inc. (NASDAQ: BPTH), a biotechnology company leveraging its proprietary DNAbilize™ liposomal delivery and antisense technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced its financial results for the second quarter ended June 30, 2017 and provided an update on recent corporate developments.

“We have made great progress this year across our entire pipeline, both clinical and preclinical programs, which position us to achieve several important milestones throughout the balance of 2017, including an interim data analysis from our Phase 2 clinical trial of prexigebersen for the treatment of acute myeloid leukemia (AML),” said Peter Nielsen, President and CEO of Bio-Path Holdings. “Additionally, we were pleased to welcome Mark Colonnese to our Board of Directors. His extensive leadership, business development, and strategic planning experience, coupled with his financial expertise will be a significant asset to Bio-Path as we continue to grow the business and advance our DNAbilize platform.”

Recent Corporate Highlights

•	Received Notice of Allowance for Key U.S. Composition of Matter Patent. In July, the United States Patent and Trademark Office issued a notice of allowance for claims related to the Company’s proprietary liposomal delivery and antisense technology, DNAbilize. The new patent, titled “P-Ethoxy Nucleic Acids for Liposomal Formulation,” (based on Application No. 15/294,223) provides broad protection for application of the DNAbilize™ technology in the treatment of a variety of cancers, as well as autoimmune and infectious diseases.

•	Appointed Mark Colonnese to Board of Directors. In July, Bio-Path appointed Mark Colonnese, Chief Financial Officer of Aviragen Therapeutics (NASDAQ: AVIR), to its Board of Directors. Mr. Colonnese brings over 30 years of broad executive management skills and financial experience at Fortune 500 as well as small entrepreneurial companies. In these roles, he was responsible for raising $870 million in equity and debt capital, as well as $100 million from partnerships, and directing two companies through their initial public offerings.

Financial Results for the Second Quarter Ended June 30, 2017

The Company reported a net loss attributable to common stockholders of $3.0 million, or $0.03 per share, for the three months ended June 30, 2017, compared to a net loss attributable to common stockholders of $1.9 million, or $0.02 per share, for the three months ended June 30, 2016.  The increase was primarily due to the deemed dividend related to the warrant conversion of $1.0 million during the period. The Company reported a net loss attributable to common stockholders of $3.4 million, or $0.04 per share, for the six months ended June 30, 2017, compared to a net loss attributable to common stockholders of $3.8 million, or $0.04 per share, for the six months ended June 30, 2016.  The decrease was primarily due to total other income related to the change in fair value of the Company’s warrant liability and the loss on extinguishment of the liability totaling $1.9 million and was partially offset by the deemed dividend related to the warrant conversion of $1.0 million during the period.

Research and development expenses for the three months ended June 30, 2017 increased to $1.5 million, compared to $1.2 million for the three months ended June 30, 2016. For the six months ended June 30, 2017, research and development expenses increased to $2.5 million, compared to $2.2 million for the six months ended June 30, 2016.

General and administrative expenses for both the three months ended June 30, 2017 and June 30, 2016, were $0.8 million. For the six months ended June 30, 2017, general and administrative expenses increased to $1.8 million, compared to $1.6 million for the six months ended June 30, 2016.

As of June 30, 2017, the Company had cash of $6.2 million, compared to $9.4 million at December 31, 2016. Net cash used in operating activities for the six months ended June 30, 2017 was $4.2 million compared to $4.6 million for the comparable period in 2016. Net cash used in investing activities for the six months ended June 30, 2017 was $0.5 million. Net cash provided by financing activities for the six months ended June 30, 2017 was $1.5 million.

Conference Call and Webcast Information

Bio-Path Holdings will host a conference call today to review these first quarter 2017 financial results, as well as to provide a general update on the Company, via a webcast and conference call at 8:30 a.m. ET. To access the conference call please dial (844) 815-4963 (domestic) or (210) 229- 8838 (international) and refer to the conference ID number 56926944. A live audio webcast of the call and the archived webcast will be available in the Media section of the Company’s website at www.biopathholdings.com.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing DNAbilize™, its proprietary liposomal delivery and antisense technology, to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion. Bio-Path’s lead product candidate, prexigebersen (BP1001, liposomal Grb2 antisense), is in a Phase II study for blood cancers and in preclinical studies for solid tumors. Bio-Path’s second drug candidate, also a liposomal antisense drug, is ready for the clinic where it will be evaluated in lymphoma and solid tumors.

For more information, please visit the Company's website at http://www.biopathholdings.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, and such other risks which are identified in Bio-Path's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact Information:

Investors

Will O’Connor

Stern Investor Relations

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369